                                                                       EXHIBIT 4

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK


                            SINGLE PREMIUM DEFERRED
                                ANNUITY CONTRACT



         Allstate Life Insurance Company of New York, A Stock Company, Home Office: P. O. Box 9095, Farmingville, New York 11738-9095


This Contract is issued in consideration of the application and the purchase payment. Allstate Life Insurance Company of New York will pay the benefits of this Contract, subject to its terms and conditions.

Throughout this Contract, "you" and "your" refer to the Contract's owner(s). "We", "us" and "our" refer to Allstate Life Insurance Company of New York.

This single premium deferred annuity provides a cash withdrawal benefit and a death benefit during the accumulation phase and periodic income payments beginning on the payout start date during the payout phase.

This Contract does not pay dividends.

This Contract contains a market value adjustment provision which may result in an upward or a downward adjustment to the amount distributed. The cash withdrawal benefit will be adjusted by a market value adjustment if the withdrawal occurs before the end of a guarantee period. No adjustment applies during the 10 days following the end of a guarantee period.

PLEASE READ YOUR CONTRACT CAREFULLY

This policy is a legal Contract between the policyholder and the insurer.

Return Privilege

If you are not satisfied with this Contract for any reason, you may return it to us within 10 days after you receive it. We will refund the purchase payment to you.


       /s/ Michael J. Velotta                  /s/ Louis G. Lower, II

            Secretary                             President



                  Flexible Premium Deferred Annuity Contract

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Table of Contents

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ANNUITY DATA................................................................   3


THE PEOPLE INVOLVED.........................................................   4


ACCUMULATION PHASE..........................................................   5


PAYOUT PHASE................................................................   8


INCOME PAYMENT TABLES.......................................................   9


GENERAL PROVISIONS..........................................................  10

--------------------------------------------------------------------------------
ANNUITY DATA
--------------------------------------------------------------------------------
CONTRACT NUMBER:........................................................44444444

ISSUE DATE:.........................................................July 1, 1991

PURCHASE PAYMENT:......................................................$6,000.00

OWNER:..................................................................John Doe
 ........................................................................Jane Doe

ANNUITANT:..............................................................John Doe
     AGE AT ISSUE:............................................................35
     SEX:...................................................................Male

JOINT ANNUITANT:........................................................Mary Doe
     AGE AT ISSUE:............................................................35
     SEX:.................................................................Female

PAYOUT START DATE:..................................................July 1, 2041

MINIMUM GUARANTEED RATE:....................................................3.0%

GUARANTEE PERIOD:........................................................3 Years

GUARANTEE PERIOD ENDING DATE:.......................................July 1, 1994

ALLOCATION AMOUNT:.....................................................$6,000.00

INTEREST CREDITING RATE FOR GUARANTEE PERIOD:..............................6.50%

                                    RELATIONSHIP
BENEFICIARY                           TO OWNER                        PERCENTAGE
-----------                         ------------                      ----------
Jeff Doe                                 Son                            100%

--------------------------------------------------------------------------------
PEOPLE INVOLVED
--------------------------------------------------------------------------------

Owner. The person named at the time of application is(are) the owner (joint owners) of this Contract unless subsequently changed. As owner, you will receive any periodic income payments.

You may exercise all rights stated in this Contract, subject to the rights of any irrevocable beneficiary.

You may change the owner or beneficiary while the annuitant is alive. You may not, however, change the annuitant. Once we have received a satisfactory written request for an owner or beneficiary change, the change will take effect as of the date you signed it. We are not liable for any payment we make or other action we take before receiving any written request from you.

The owner will receive the death benefit upon the death of the annuitant, who is not also an owner.

You may not assign an interest in this Contract as collateral or security for a loan. Other than stated previously, you may assign benefits under this Contract prior to the payout start date. No beneficiary may assign benefits under the Contract until they are due to them. We are not bound by an assignment unless it is signed by you and filed with us. We are not responsible for the validity of an assignment.

If the owner is more than one person:

 . owner as used in this Contract is defined as all people named as owners, unless otherwise indicated;

 .  any request to exercise ownership rights must be signed by all owners; and

 . on the death of the first person who is an owner, the new owner shall be the surviving person[s] named as the owner.


Annuitant. The annuitant must be a natural person. The annuitant's life may affect the timing or amount of the payout under this Contract. The owner is the annuitant unless a different annuitant has been named.


Beneficiary. The beneficiary becomes the new owner if the sole surviving owner dies prior to the payout start date.

If the sole surviving owner dies after the payout start date, the beneficiary will receive any guaranteed income payments scheduled to continue.

We will determine the beneficiary from the most recent written request we have received from you. If you do not name a beneficiary or if the beneficiary named is no longer living, the beneficiary will be:

 .  your spouse if living; otherwise

 .  your children equally if living; otherwise

 .  your estate.

--------------------------------------------------------------------------------
ACCUMULATION PHASE
--------------------------------------------------------------------------------

Accumulation Phase Defined. The accumulation phase is the first of two phases in the life of your Contract. The accumulation phase begins on the issue date stated on the Annuity Data page. This phase will continue until the payout start date unless the Contract is terminated before that date.


Guarantee Period. You choose the length of the first guarantee period from the choices offered at the time of purchase. The guarantee periods will be offered at our discretion and may range from one to ten years.

A notice will be mailed 35 days prior to the expiry of a guarantee period directing you to select a renewal guarantee period. If we do not receive a selection by the expiry of the guarantee period, a one year renewal guarantee period will automatically be established. Renewal guarantee period crediting rates will be set at the time of renewal.


Account Value. Your account value is equal to the funds allocated to the guarantee period plus interest credited thereon. Any withdrawals will affect your account value.


Interest Credited. Interest will be credited daily using the effective annual interest rate declared by us for that particular guarantee period at the time the guarantee period is established. Interest will be credited to the purchase payment from the issue date. "Effective annual rate" is defined as the yield resulting when interest credited at the underlying daily rate has compounded for a full year. Interest rates will be declared periodically for each guarantee period then being offered. The declared rates will be greater than or equal to the minimum guaranteed rate shown on the Annuity Data Page.


Partial Withdrawal or Surrender. You have the right to make a partial withdrawal or full surrender at any time during the accumulation phase.

If a withdrawal is made prior to the end of a guarantee period, a market value adjustment will be applied. In addition, the amount you receive will reflect the deduction of any applicable withdrawal charge and taxes.

Any partial withdrawal must be at least $100. If any partial withdrawal reduces the account value of your Contract to less than $1000, we will treat the request as a full surrender of the entire account value and the Contract will terminate.

If you surrender your Contract, we will pay you its account value adjusted by any applicable market value adjustment, less any applicable withdrawal charges and taxes. Upon surrender, the Contract will terminate.

During the first ten days of a renewal guarantee period, any amount withdrawn will not incur withdrawal charges or market value adjustments, nor will it reflect any interest earned during this period.

Preferred Withdrawal Amount. A withdrawal amount not subject to withdrawal charges and market value adjustments will be available in each contract year for each initial and renewal guarantee period. The preferred withdrawal amount for an initial guarantee period is 10% of the amount of the initial guarantee period's purchase payment. The preferred withdrawal amount for a renewal guarantee period is 10% of the amount of the funds allocated to the renewal guarantee period.

Any preferred withdrawal amount not withdrawn in a contract year may not be carried over to increase the preferred withdrawal amount in a subsequent contract year.

The contract year is defined as beginning on the anniversary date of the establishment of the guarantee period.

Preferred withdrawal amounts may be subject to tax or penalty imposed by the Internal Revenue Service.

Market Value Adjustment. If money is withdrawn prior to the end of an initial or renewal guarantee period, an adjustment will be made prior to distribution. The market value adjustment may be either positive or negative and will be based on the following:

     I = the interest crediting rate for that guarantee period;

     N = the number of complete days from the date the withdrawal request is received to the end of the guarantee period; and

     J = the current initial or current renewal interest rate credited for a withdrawal from an initial or renewal guarantee period, respectively, on the date the withdrawal request is received, for a guarantee period of duration N. If a guarantee period of duration N is not currently being offered, J will be determined by linear interpolation (weighted average) between the two nearest periods being offered. If N is less than or equal to 365 days, J will be the rate for a guarantee period of duration 365.

         For any withdrawal, if J is not available, J will be equal to the most recent Moody's Corporate Bond Yield Average - Monthly Average Corporates (for the applicable duration) as published by Moody's Investor Services, Inc. In the event that the Moody's Corporate Bond Yield Average - Monthly Average Corporates is no longer available, a suitable replacement index, subject to the approval of the New York Insurance Department, would be utilized.

The market value adjustment factor is determined from the following formula:

                                9 x [I - J] x [N / 365]

The amount withdrawn in excess of the preferred withdrawal amount will be multiplied by the result of the adjustment factor to determine the market value adjustment.

Withdrawal Charge. A withdrawal charge will be applied to a withdrawal during the initial guarantee period.

Withdrawal charges will be the lesser of:

     [a] one half the interest crediting rate for the guarantee period multiplied by the amount withdrawn in excess of the preferred withdrawal amount; or

     [b]  interest earned on the amount withdrawn.

The withdrawal charge will not exceed 10%, reduced by 1% for every year the contract is inforce, multiplied by the sum of (1) the amount withdrawn and (2) the market value adjustment.

No withdrawal charge will be applied to a withdrawal following the end of the initial guarantee period.

Taxes. Any premium taxes or other applicable taxes imposed on amounts relating to this Contract may be deducted from the purchase payment or the account value when the tax is incurred or at a later time.

Return of Purchase Payment Guarantee. If you surrender this Contract, you will receive an amount at least equal to the purchase payment less any prior partial withdrawals.

Death of Owner or Annuitant. If any owner or annuitant dies prior to the payout start date, a death benefit may be paid.

If an owner dies (first owner's death) prior to the payout start date, the new owner (any surviving joint owner(s) or if none, the beneficiary) may elect, within 60 days of the date of death, to receive the death benefit in a lump sum or apply the death benefit to an income plan. Payments from the income plan must begin within one year of the date of death and must be over the life of the new owner, or a period not to exceed the life expectancy of the new owner.

If no election is made within 60 days of the date of death, the new owner may elect to receive the settlement value payable in a lump sum within five years of the date of death. Any remaining settlement value will be distributed at the end of the five year period. An annuitant is necessary to continue the Contract between the date of the owner's death and the final distribution. If there is no annuitant at that time, the new annuitant will be the youngest new owner.

If the new owner is the surviving spouse of the deceased owner, then the spouse may continue the Contract in the accumulation phase as if the death had not occurred. If there is no annuitant at that time, the new annuitant will be the surviving spouse. The surviving spouse may also select one of the options listed above.

If the new owner is a non-natural person, then the owner must receive a lump sum payment, and the options listed above are not available. If we receive due proof of death within 60 days of the date of death, a death benefit will be paid. Otherwise, a settlement value will be paid.

If the annuitant, not also an owner, dies prior to the payout start date, then the owner may elect within 60 days of the date of death, to receive the death benefit in a lump sum, or apply the death benefit to an income plan. Otherwise, the settlement value will be paid in a lump sum. The options listed above are not available.

This section is intended to comply with Internal Revenue Code Section 72(s), pertaining to required distributions upon death. The new owner is considered the designated beneficiary as referred to in Internal Revenue Code Section 72(s).

Death Benefit.  The death benefit is the greater of:

     [a]  the account value, or

     [b]  the settlement value

We will calculate the value of the death benefit as of the date we receive a complete request for payment of the death benefit. A complete request includes due proof of death.


Settlement Value. The settlement value is the account value adjusted by any applicable market value adjustment, less any applicable withdrawal charges and taxes.

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PAYOUT PHASE
--------------------------------------------------------------------------------

Payout Phase Defined. The payout phase is the second of the two phases in the life of your Contract. During this phase the account value is applied to the income plan you choose and is paid out as provided in that plan.

The payout phase begins on the payout start date. It continues until we make the last payment as provided by the income plan chosen.

Payout Start Date. The anticipated payout start date is shown on the Annuity Data page. You may change the payout start date by writing to us at least 30 days prior to the payout start date.

The payout start date must be on or before the later of:

 .   the annuitant's 85th birthday; or

 .   the 10th anniversary of this Contract's issue date.

Unless changed as described above, we will use the payout start date shown on the Annuity Data page.


Income Plans. An income plan distributes payments on a scheduled basis. The account value on the payout start date, less any applicable tax, will be applied to your income plan choice from the following list:

1. Life Income with Guaranteed Payments.   We will make payments to you for as
   long as the annuitant lives. If the annuitant dies before all guaranteed payments have been made, we will continue to pay you the remainder of the guaranteed payments.

2. Joint and Survivor Life Income with Guaranteed Payments. We will make payments to you for as long as either the annuitant named by you or any joint annuitant, named at the time of income plan selection, lives. If both the annuitant and the joint annuitant die before all guaranteed payments have been made, we will continue to pay you the remainder of the guaranteed payments.

3. Guaranteed Payments for a Specified Period. We will make payments beginning on the payout start date for a specified period. These payments do not depend on the annuitant's life. The number of months guaranteed may be from 60 to 360.

We reserve the right to accept other income plans.


Payout Terms and Conditions.   The income payments are subject to the following
terms and conditions:

 .   If we do not receive a written choice of an income plan from you at least 30 days before the payout start date, the income plan will be life income with 120 months guaranteed.

 .   If you choose an income plan which depends on any person's life, we may require proof of age and sex before income payments begin.

 .   We may require proof that the annuitant or joint annuitant is still alive before we make each payment that depends on their continued life.

 .   After the account value has been applied to an income plan on the payout start date, the income plan cannot be changed and no withdrawals can be made.

 .   If any owner dies during the payout phase, income payments will continue as scheduled.

 .   If the account value is less than $2,000, or not be enough to provide an initial payment of at least $20, we reserve the right to:

    .   change the payment frequency to make the payment at least $20; or

    .   terminate the Contract and pay you the account value in a lump sum.

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INCOME PAYMENT TABLES
--------------------------------------------------------------------------------

Income payments will be not be less than the amount determined by applying the account value less applicable taxes to a current single premium immediate annuity issued by us. Income payments will be at least the amount shown in the tables below, less any federal taxes which are required to be withheld. The Income Payment Tables are based on 3.0% interest and the 1983 Table a Annuity Mortality Tables. The age(s) of the annuitant and any joint annuitant at his or her last birthday on or prior to the payout start date will be set back one year for each six full years between January 1, 1983 and the payout start date. Income payments not shown in this section will be determined on a basis consistent with that used to determine those that are shown.

Income Plan 1 - Life Income with 120 Months Guaranteed
----------------------------------------------------------------------------------------------------
                                 Monthly Income Payment for each $1,000 Applied to this Income Plan
----------------------------------------------------------------------------------------------------

                       Annuitant's                          Male   Female   Annuitant's  Male     Female  Annuitant's  Male   Female
                           Age                                                 Age                           Age
------------------------------------------------------------------------------------------------------------------------------------

                           35                               $3.43    $3.25      49       $4.15     $3.82      63       $5.52   $4.97

                           36                                3.47     3.28      50        4.22      3.88      64        5.66    5.09

                           37                                3.51     3.31      51        4.29      3.94      65        5.80    5.22

                           38                                3.55     3.34      52        4.37      4.01      66        5.95    5.35

                           39                                3.60     3.38      53        4.45      4.07      67        6.11    5.49

                           40                                3.64     3.41      54        4.53      4.14      68        6.27    5.64

                           41                                3.69     3.45      55        4.62      4.22      69        6.44    5.80

                           42                                3.74     3.49      56        4.71      4.29      70        6.61    5.96

                           43                                3.79     3.53      57        4.81      4.38      71        6.78    6.13

                           44                                3.84     3.58      58        4.92      4.46      72        6.96    6.31

                           45                                3.90     3.62      59        5.02      4.55      73        7.13    6.50

                           46                                3.96     3.67      60        5.14      4.65      74        7.31    6.69

                           47                                4.02     3.72      61        5.26      4.75      75        7.49    6.88

                           48                                4.08     3.77      62        5.39      4.86
------------------------------------------------------------------------------------------------------------------------------------


Income Plan 2 - Joint and Survivor Life Income with 120 Months Guaranteed
------------------------------------------------------------------------------------------------------------------------------------
                          Male                             Monthly Income Payment for each $1,000 Applied to this Income Plan
                       Annuitant's -------------------------------------------------------------------------------------------------
                          Age
                                                                                 Female Annuitant's Age
------------------------------------------------------------------------------------------------------------------------------------

                                                        35     40       45            50      55      60           65     70      75

------------------------------------------------------------------------------------------------------------------------------------

                          35                         $3.09   3.16     3.23          3.28    3.32    3.36         3.39   3.40    3.42

                          40                          3.13   3.22     3.31          3.39    3.46    3.51         3.56   3.59    3.61

                          45                          3.17   3.28     3.39          3.50    3.60    3.69         3.76   3.81    3.85

                          50                          3.19   3.32     3.45          3.60    3.74    3.87         3.98   4.07    4.14

                          55                          3.21   3.35     3.51          3.68    3.87    4.06         4.23   4.37    4.48

                          60                          3.23   3.37     3.55          3.75    3.98    4.23         4.47   4.70    4.88

                          65                          3.24   3.39     3.57          3.80    4.07    4.37         4.71   5.04    5.34

                          70                          3.24   3.40     3.59          3.83    4.13    4.48         4.90   5.36    5.81

                          75                          3.25   3.41     3.61          3.86    4.17    4.56         5.04   5.61    6.22

------------------------------------------------------------------------------------------------------------------------------------

Income Plan 3 - Guaranteed Payments for a Specified Period
------------------------------------------------------------------------------------------------------------------------------------
                        Specified Period                            Monthly Income Payment for each
                                                                    $1,000 Applied to this Income Plan
--------------------------------------------------------------------------------------------------------
                            10 Years                                             $  9.61
                            11 Years                                                8.86
                            12 Years                                                8.24
                            13 Years                                                7.71
                            14 Years                                                7.26
                            15 Years                                                6.87
                            16 Years                                                6.53
                            17 Years                                                6.23
                            18 Years                                                5.96
                            19 Years                                                5.73
                            20 Years                                                5.51
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
GENERAL PROVISIONS
--------------------------------------------------------------------------------

The Entire Contract. The entire contract consists of this Contract, any attached application, and any attached endorsements.

All statements made in written applications are representations and not warranties. No statement will be used by us in defense of a claim or to void a Contract unless it is included in a written application.

Only our officers may change the Contract or waive a right or requirement. No other individual may do this. Any such change or waiver must be in a written endorsement and will be subject to approval by the Superintendent of Insurance of the State of New York.

We may not modify this Contract without your consent, except to make it comply with any changes in the Internal Revenue Code or as required by any other applicable law.


Incontestability.   We will not contest the validity of this Contract after the issue date.


Misstatement of Age or Sex. If any age or sex has been misstated, we will pay the amounts which would have been paid at the correct age and sex.

If we find the misstatement of age or sex after the income payments begin, we will:

 .   pay all amounts underpaid including interest; or

 .   stop payments until the total payments are equal to the corrected amount plus due interest.

For purposes of the Misstatement of Age or Sex provision, due interest will be calculated at an effective annual rate of 6%.


Annual Statement. At least once a year, prior to the payout start date, we will send you a statement containing account value information. The information presented will comply with any applicable law.


Settlements. We may require that this Contract be returned to us prior to any settlement. We must receive due proof of death of the owner or annuitant prior to settlement of a death claim. Due proof of death is one of the following:

 .   a certified copy of a death certificate; or

 .   a certified copy of a decree of a court of competent jurisdiction as to a finding of death; or

 .   any other proof acceptable to us.

Any cash surrender or death benefit under this Contract will not be less than the minimum benefits required by any New York statute.

Deferment of Payments. We reserve the right to defer payment of any partial withdrawal or full surrender for up to six months after the date you request it.

                  Allstate Life Insurance Company of New York
                         (herein called "we" or "us")


                     Amendatory Endorsement for IRA Plans

The following provisions are added to your Contract and will take precedence over any other provision to the contrary in your Contract:

1.  The owner of this Contract must be the annuitant.

2.  You may not:
    a.  transfer;
    b.  sell;
    c.  assign;
    d.  discount; or
    e.  pledge

     this Contract for any purpose.

3. Your rights in this Contract are nonforfeitable. This Contract is for the exclusive benefit of you and your beneficiaries.

4. Except as described below, the annual purchase payment under the Contract shall not exceed the lesser of $2,000 or 100% of compensation. In the case of a spousal IRA, the maximum contribution shall not exceed the lesser of $2,250 or 100% of compensation, but no more than $2,000 can be paid to either spouse's IRA. The exceptions are:

    a. The above limits shall not apply to "rollover contributions" as that term is described in Sections 402(a)(5), 402(a)(6), 402(a)(7), 403(a)(4), 403(b)(8) and 408(d)(3) of the Internal Revenue Code.

    b. In addition to any amounts you contribute, your employer can contribute annually up to the lesser of 15% of your compensation or $30,000 under 408(k) of the Internal Revenue Code.

    c. Any or all of the above contribution limits shall change in step with changes to such limits in the Internal Revenue Code.

5. Your entire interest must be or begin to be distributed by April 1 following the calendar year in which you reach age 70 1/2. You must take distributions in accordance with the requirements of Section 401(a)(9) of the Internal Revenue Code, including the incidental death benefit requirements of Section 401(a)(9)(G) of the Code, and the regulations thereunder, including the minimum distribution incidental benefit requirement of Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations. The distribution may be made in a single sum or in periodic payments over:

    a.  your life; or
    b.  the lives of you and your "designated beneficiary"; or
    c.  a period certain not extending beyond your life expectancy; or
    d. a period certain not extending beyond the life expectancy of you and your "designated beneficiary".

    For purposes of this endorsement "designated beneficiary" is the natural person that you name prior to the payout start date.

    For the purpose of the distribution rules described in this section, payments must be made in periodic payments at intervals of no longer than one year. In addition, payments must be either nonincreasing or they may increase only as provided in Q&A F-3 of Section 1.401(a)(9)-1 of the Proposed Income Tax Regulations.

6. The minimum amount you are required to receive for any tax year is at least equal to:

    a.  the value of the Contract at the end of the prior year; divided by

    b. your life expectancy (or the joint life and last survivor expectancy of you and your "designated beneficiary") using the age(s) as of your birthday(s) in that year.

   7.  If your spouse is not the "designated beneficiary":

       a. the minimum amount you are required to receive beginning with the first calendar year for which distributions are required is:
          1) the value of the Contract at the end of the prior year; divided by
          2) the lesser of:

            a)  the applicable life expectancy; or
            b) the applicable divisor contained in Q & A -4 in 1.401(a)(9)-2 of the Proposed Income Tax Regulations.
    b. if payments are made in the form of a period certain annuity, the maximum period certain at the required beginning date is defined in 1.401(a)(9)- 2.
    c. if the payments are made in the form of a joint and survivor annuity, the payment to the survivor must not exceed the applicable percentage as defined in 1.401(a)(9)-2.

8. For purposes of calculating the minimum annual distribution from this Contract, life expectancies are determined by the return multiples contained in Tables V and VI of Section 1.72-9 of the Income Tax Regulations. Life expectancies of you and your spouse (if your spouse is the "designated beneficiary") may be recalculated annually. The life expectancy of a non-spousal "designated beneficiary" may not be redetermined.

    Your life expectancy and any spousal "designated beneficiary's" life expectancy will be redetermined annually using 1.72-9 unless you elect otherwise prior to the start of the required distributions.

    If you elect not to have life expectancies redetermined annually, then life expectancies will be calculated only once, at the time of the first payment, and will thereafter decrease at the rate of 1 year per year elapsed. If made, this election is irrevocable and will apply to all subsequent years.

9. If you die before distribution has begun and your beneficiary is your surviving spouse, your spouse must elect one of the following forms of distribution:

    a.  a life annuity; or
    b. one or more certain payments over a period no longer than his/her own life expectancy; or
    c.  treat the account as his/her own IRA.

    If the form of distribution elected is a. or b. above, equal or substantially equal payments will be made over your spouse's life or life expectancy. The form of distribution must be elected within five years after your death or the calendar year in which you would have attained age 70 1/2, whichever is earlier. If the form of distribution is a. or b. above, payments must commence within one year of your death or the year in which you would have attained age 70 1/2, whichever is later. If your surviving spouse makes a regular IRA contribution to the account, makes a rollover to or from the account, or fails to elect any of the three forms of distribution listed above, c. is automatically assumed. Any amount paid to a child of the owner will be treated as if it were paid to the surviving spouse if the remainder of the interest becomes payable to the surviving spouse when the child reaches age of majority.

10. If you die before distribution has begun and your beneficiary is not your surviving spouse, the beneficiary must either:

    a. start receiving, within one year of your death, equal or substantially equal payments over the life or life expectancy of your beneficiary; or
    b.  have the proceeds totally distributed within five years of your death.

11. For the purpose of the distribution rules described in the two preceding sections, the payments to be received by your beneficiary will be computed using the return multiples specified in section 1.72-9 of the Income Tax Regulations. Life expectancies of a surviving spousal beneficiary may be recalculated annually. The life expectancy of a non-spousal beneficiary may not be redetermined.

    If the beneficiary is your spouse, his/her life expectancy will be redetermined annually using Table V and VI of Section 1.72-9 unless he/she elects otherwise prior to the start of the required distributions.

    If your spouse is the beneficiary and does not elect to have life expectancies redetermined annually, or if your beneficiary is not your spouse, then life expectancies will be calculated only once, at the time of the first payment, and will thereafter decrease at the rate of 1 year per year elapsed. If made, this election is irrevocable and will apply to all subsequent years.

    Distributions made in accordance with this section are considered to have begun if distributions are made on account of your beneficiary reaching his or her required beginning date or if prior to the required beginning date distributions irrevocably begin for your beneficiary over a period permitted and in an annuity form acceptable under Section 1.401(a)(9) of the Proposed Income Tax Regulations.

12. If you die after distribution has begun, any remaining payments shall continue to be paid to your beneficiaries at least as rapidly as under the method of distribution in effect.

13. We will issue annual reports containing account value information.




/s/ Michael J. Velotta                 /s/ Louis G. Lower, II
    Secretary                              President

                  Allstate Life Insurance Company of New York
                          (herein called "we" or "us")

                    Amendatory Endorsement for Unisex Plans

All references to sex are deleted from your contract.

The Income Payment Tables show the initial monthly income payment per $1,000 of cash value applied for each of the income plans listed in the Payout Phase section. The tables below are to be used in place of "Income Plan 1 - Life with 120 Months Guaranteed" and "Income Plan 2 - Joint and Survivor Life Income with 120 Months Guaranteed" tables in the Income Payment Tables section. The Unisex Income Payment Tables below are based on 3% interest and an 80% female, 20% male blend of the sex distinct 1983 Table a Annuity Mortality Tables with the following age adjustment. The age(s) of the annuitant and any joint annuitant at his or her last birthday on or prior to the payout start date will be set back one year for each six full years between January 1, 1983 and the payout start date. Income payments for ages not shown in this section will be determined on a basis consistent with that used to determine those that are shown.

          Income Plan 1 - Life with 120 Months Guaranteed

===================================================================
        First Income Payment for each $1,000 of Cash Value
-------------------------------------------------------------------
 Annuitant's Age   Amount  Annuitant's  Amount  Annuitant's  Amount
    Age                       Age                  Age
-------------------------------------------------------------------

    35             $3.29      49        $3.89      63        $5.08
    36              3.32      50         3.95      64         5.20
    37              3.35      51         4.01      65         5.34
    38              3.38      52         4.08      66         5.47
    39              3.42      53         4.15      67         5.61
    40              3.46      54         4.22      68         5.77
    41              3.50      55         4.30      69         5.93
    42              3.54      56         4.37      70         6.09
    43              3.58      57         4.47      71         6.26
    44              3.63      58         4.55      72         6.44
    45              3.68      59         4.64      73         6.63
    46              3.73      60         4.75      74         6.81
    47              3.78      61         4.85      75         7.00
    48              3.83      62         4.97
===================================================================

   Income Plan 2 - Joint and Survivor Life Income with 120 Months Guaranteed

====================================================================
               First Income Payment for each $1,000 of Cash Value
Annuitant's
    Age
               -----------------------------------------------------
                              Joint Annuitants's Age
--------------------------------------------------------------------
                  35    40    45    50    55    60    65    70    75
--------------------------------------------------------------------
     35        $3.07  3.12  3.17  3.20  3.23  3.25  3.26  3.27  3.28
     40         3.12  3.20  3.26  3.32  3.36  3.39  3.42  3.44  3.45
     45         3.17  3.26  3.35  3.44  3.51  3.56  3.60  3.63  3.65
     50         3.20  3.32  3.44  3.55  3.66  3.75  3.82  3.87  3.91
     55         3.23  3.36  3.51  3.66  3.81  3.95  4.07  4.16  4.22
     60         3.25  3.39  3.56  3.75  3.95  4.15  4.34  4.49  4.61
     65         3.26  3.42  3.60  3.82  4.07  4.34  4.61  4.86  5.07
     70         3.27  3.44  3.63  3.87  4.16  4.49  4.86  5.24  5.57
     75         3.28  3.45  3.65  3.91  4.22  4.61  5.07  5.57  6.08
====================================================================


     /s/ Michael J. Velotta              /s/ Louis G. Lower, II
         Secretary                           President

                  Allstate Life Insurance Company of New York
                         (herein called "we" or "us")


              Amendatory Endorsement for Section 403(b) Annuities


This CONTRACT is changed as follows:

1.  The owner of this contract must be the ANNUITANT.

2.  You may not:

    a.  transfer;

    b.  sell;

    c.  assign;

    d.  discount; or

    e.  pledge

    this CONTRACT either as collateral for a loan or as security for the performance of an obligation or for any other purpose, to any person but us.

3. Account balances accruing after December 31, 1986 must begin to be paid out by the April 1 after the calendar year in which you reach age 70 1/2. The distribution may be made in a single sum or in periodic payments. The payments must be over:

    a.  your life;

    b.  the lives of you and your beneficiary;

    c.  a period certain not extending beyond your life expectancy; or

    d. a period certain not extending beyond the life expectancy of you and your beneficiary.

    The minimum amount you are required to receive for any tax year is:

    a.  the value of the CONTRACT at the end of the prior year, divided by;

    b. your life expectancy (or the joint and last survivor expectancy of you and your beneficiary) using the age(s) as of your birthday(s) in that year.

4. Life expectancies are determined by the return multiples contained in 1.72-9 of the Income Tax Regulations. Your life expectancy or your spouse's life expectancy may be redetermined annually using 1.72-9. However, the life expectancy of a beneficiary who is not your spouse is determined by 1.72-9 only once - at the time of the first payment - and thereafter decreases at the rate of one year per year elapsed.

5. For account balances accruing after December 31, 1988 distributions of contributions made under a salary reduction agreement may only occur upon:

    a.  attainment of age 59 1/2;

    b.  separation from service;

    c.  death;

    d. disability (as defined in Internal Revenue Code Section 72(m)(7)), which states an individual shall be considered to be disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment with can be expected to result in death or to be of long-continued and indefinite duration. An individual shall not be considered to be disabled unless he furnishes proof of the existence thereof in such form and manner as the Secretary of the Treasury may require); or

    e.  hardship (as defined in Regulation Section 1.401(k)-1(d)(2)).

        In the case of hardship distributions:

        1) Income due to these contributions cannot be withdrawn; and

        2) The plan must contain provisions allowing hardship withdrawals and may define hardship more restrictively than the Internal Revenue Code Regulations. In the event that the provisions of the plan are inconsistent with the Internal Revenue Code and Regulations, then the plan provisions are controlling.


For the purpose of this endorsement, "account balances" includes:


1.  any contributions to the CONTRACT after the specified date:

    a.  December 31, 1986; or

    b.  December 31, 1988

        whichever is applicable; and

2. all earnings credited to the CONTRACT after the specified date.

You are permitted to directly rollover to an eligible retirement plan (i.e., IRA, 401(a), or 403(b)) all or a portion of any eligible rollover distribution which you receive. In the case of an eligible rollover distribution to your surviving spouse, an eligible retirement plan is limited to an IRA.

An eligible rollover distribution is any distribution from your account except:

1. one of a series of payments pursuant to a life or a joint life income option, or

2. one of a series of payments pursuant to a period certain income option based on your life expectancy (or joint life expectancy of you and your designated beneficiary), or

3. one of a series of substantially equal periodic payments for a specified period of ten years or more, or

4. one that qualifies as a required minimum distribution as defined by section 401(a)(9) of the Internal Revenue Code.


/s/ Michael J. Velotta                          /s/ Louis G. Lower, II
           Secretary                                    President

                         Market Value Adjusted Annuity
             Issued by Allstate Life Insurance Company of New York
Send Application to: Allstate Life Insurance Company of New York, P.O. Box 9095,
                       Farmingville, New York 11738-9095
--------------------------------------------------------------------------------
1.  Total Purchase Payment

    $_____________________

--------------------------------------------------------------------------------
2.  Annuity Plan (check only one plan)

[_] Custom Annuity for __________ (1-10) years.

[_] Custom Growth & Income Annuity for ________ (5-10) years.
    (2 contracts will be issued.)
--------------------------------------------------------------------------------
3.  Federal Withholding Election
    Do you wish to have Federal Income Tax
    withheld from your annuity payments?
    [_] Yes  [_] No
--------------------------------------------------------------------------------
4.  Owner(s)      [_] Male     [_] Female                         (mm / dd / yy)

    Name________________________ Soc. Sec. No._______________ Birthdate_________

    Address_______________________ City___________________ State____ Zip________

                  [_] Male     [_] Female

    Name________________________ Soc. Sec. No._______________ Birthdate_________

    Address_______________________ City___________________ State____ Zip________
--------------------------------------------------------------------------------
5. Annuitant (Leave blank if Annuitant same as sole Owner or if this annuity will be part of an IRA, 403(b), or SEP.) (Defining life only, not entitled to benefits.)

    [_] Male     [_] Female       Relationship to Owner_________________________

    Name________________________ Soc. Sec. No._______________ Birthdate_________

    Address_______________________ City___________________ State____ Zip________
--------------------------------------------------------------------------------
6.  Beneficiary(ies) (Entitled to benefits upon last Owner's death.)

    Name______________________________  Relationship to Owner___________________

    Name______________________________  Relationship to Owner___________________
--------------------------------------------------------------------------------
7. Replacement Will this annuity replace or change any existing annuity or life insurance? [_] Yes [_] No
    (If yes, complete the following.)
    Company_____________________________________ Policy No._____________________

    Cost basis amount___________________________ Policy Date____________________
    Intended to qualify as a 1035 exchange? [_] Yes [_] No (If yes, attach copy of signed Absolute Assignment form.)
--------------------------------------------------------------------------------
8.  Tax Qualified Plan [_] Yes [_] No (If yes, complete the following)
    [_] IRA Rollover   [_] IRA Transfer    [_] 401(a)(pension)
    [_] 403(b)(TSA)    [_] SEP/Year of Contribution _______ (Attach Form 5305)
    [_] Other ________
--------------------------------------------------------------------------------
9.  Special Instructions


--------------------------------------------------------------------------------
    A copy of this Application signed by the Agent will be the receipt for the purchase payment. If this Application is declined, Allstate Life Insurance Company of New York ("Allstate") will have no liability except to return the purchase payment.
    I have read the above statements and represent that they are complete and true to the best of my knowledge and belief. I agree that this Application shall be a part of the Contract issued by Allstate. Allstate may add to or correct the Application in the space labeled "Home Office Endorsement." By accepting the Contract issued, I agree to any additions or corrections to this Application. Allstate will obtain written agreement from me for any change in the benefits, type of plan, or birth dates.
    I UNDERSTAND THAT WITHDRAWALS AND SURRENDERS MAY BE SUBJECT TO A MARKET VALUE ADJUSTMENT IF EXERCISED PRIOR TO THE END OF A RATE GUARANTEE PERIOD. I ALSO ACKNOWLEDGE RECEIPT OF THE CURRENT PROSPECTUS FOR THIS PRODUCT.

Signed at___________________________________________________ Date___/___/___
                    City                         State

Signature(s) of Owner(s)________________________________________________________
--------------------------------------------------------------------------------
Home Office Endorsement


--------------------------------------------------------------------------------
Agent Use Only Do you have any reason to believe that the Contract(s) applied for is (are) to replace or change any existing annuity or life insurance?
[_] YES [_] NO

Agent's Signature______________________________________________ Quote #_________

Branch/Agent No.___________  Phone Number (___)___________ Transaction#_________
--------------------------------------------------------------------------------
NYLR151                                                         40764   9/94
--------------------------------------------------------------------------------
     AGENT INSTRUCTIONS FOR USING THIS APP TO PURCHASE MULTIPLE CONTRACTS:

    . Indicate the total purchase payment in box 1 above.
    . Indicate the amount to be allocated to each contract in box 9 above.
--------------------------------------------------------------------------------